EXHIBIT 99.1

NEWS RELEASE
Contact: Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES
1st QUARTER RESULTS
INCREASES QUARTERLY DIVIDEND BY 25%

Acton, Massachusetts, May 2, 2006 — Psychemedics Corporation (AMEX: PMD) today announced first quarter results for the period ending March 31, 2006. The Company also announced a quarterly dividend of $.125 per share, an increase of $.025 per share or 25% over the Company’s previous quarterly dividend. This will be the Company’s 39th consecutive quarterly dividend and will be paid on June 23, 2006 to shareholders of record on June 9, 2006.
The Company’s first quarter revenue was $5,066,730, down 5% compared to $5,337,750 in the first quarter of 2005. Net income was $922,165 or $0.18 per share, down 3% from $948,140 or $0.18 per share for the same period in 2005.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “It is important to note that last year’s first quarter registered a 28% increase in revenue when compared to the prior year — the highest quarterly increase for 2005 — making this quarter a very difficult comparison. The 28% increase during last year’s first quarter was aided by the addition of a new client, Wynn Las Vegas, which undertook a major start-up hiring effort for their spectacular new casino/hotel in Las Vegas that resulted in over 11,000 tests during the first quarter of 2005. We are pleased to report that we continue to perform all ongoing testing for this client. Excluding the effect of this initial start-up hiring effort, we would have been slightly ahead of last year’s first quarter revenues.”
Kubacki continued, “We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong profit margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future. The Company’s balance sheet remains strong with over $5.3 million of cash and short-term investments, no long-term debt and approximately $8.3 million of working capital. The dividend increase from $.10 to $.125 demonstrates the Directors’ commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Summary:
•	Revenue for the first quarter decreased 5% from the prior year quarter to $5,066,730

•	Net Income for the first quarter of $922,165, or $0.18 per diluted share, versus net income of $0.18 per diluted share for the first quarter of 2005
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS
	ENDED MARCH 31,
	2006	2005

REVENUE	$5,066,730	$5,337,750
COST OF REVENUE	2,116,149	2,164,830

Gross profit	2,950,581	3,172,920

EXPENSES:
General and administrative	763,981	872,638
Marketing and selling	665,567	729,081
Research and development	112,578	71,947

	1,542,126	1,673,666

OPERATING INCOME	1,408,455	1,499,254

INTEREST INCOME	58,710	12,636
OTHER INCOME	—	1,250

	58,710	13,886

NET INCOME BEFORE INCOME TAXES	1,467,165	1,513,140

PROVISION FOR INCOME TAXES	545,000	565,000

NET INCOME	$922,165	$948,140

BASIC NET INCOME PER SHARE	$0.18	$0.18

DILUTED NET INCOME PER SHARE	$0.18	$0.18

DIVIDENDS DECLARED PER SHARE	$0.10	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,167,097	5,128,508

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,209,456	5,141,527

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
	2006	2005
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,254,890	$3,352,519
Short-term investments	3,050,000	2,550,000
Accounts receivable, net of allowance for doubtful accounts of $431,282 in 2006 and $483,230 in 2005	3,380,455	3,272,278
Prepaid expenses and other current assets	706,504	387,426
Deferred tax assets	520,152	520,152

Total current assets	9,912,001	10,082,375

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,135,839	10,119,679
Less-accumulated depreciation and amortization	(9,421,270)	(9,342,747)

	714,569	776,932
DEFERRED TAX ASSETS	245,889	245,889
OTHER ASSETS, NET	39,830	39,830

	$10,912,289	$11,145,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$262,113	$367,535
Accrued expenses	739,667	1,292,257
Deferred revenue	602,846	590,670

Total current liabilities	1,604,626	2,250,462

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,750,894 shares issued in 2006 and 2005	28,754	28,754
Paid-in capital	25,454,425	25,446,781
Accumulated deficit	(7,052,825)	(7,458,280)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	9,307,663	8,894,564

	$10,912,289	$11,145,026